EXHIBIT 99.1

Cardtronics Announces Record Fourth Quarter and Full-Year 2010 Results

HOUSTON, Feb. 10, 2011 (GLOBE NEWSWIRE) -- Cardtronics, Inc. (Nasdaq:CATM) (the "Company"), the world's largest non-bank owner of ATMs, today announced its financial and operational results for the quarter and year ended December 31, 2010.

Key financial and operational statistics in the fourth quarter of 2010 compared to the fourth quarter of 2009 include:

  Consolidated revenues of $134.7 million, up by 8%
  Revenue growth of approximately 12% for the Company's core business operations, which include the Company's domestic Company-owned ATM placement, surcharge-free and managed services businesses, as well as its international operations
  Gross margin of 32.4%, up from 31.4%
  Adjusted EBITDA of $32.8 million, up approximately 19%
  Adjusted Net Income per diluted share of $0.26, up from $0.17
  GAAP Net Income of $8.0 million, up from $1.5 million
  Free Cash Flow of $21.5 million, consisting of $32.2 million of cash provided by operating activities, less $10.7 million of capital expenditures, enabling a $26.8 million reduction in outstanding debt under the Company's revolving credit facility
  Continued improvements in several key operating metrics (amounts presented exclude transactions from the Company's managed services offerings):
  Total withdrawal transactions increased by over 6%;
  Total transactions increased by over 10%; and
  Total transactions per ATM increased by over 8%

Please refer to the "Disclosure of Non-GAAP Financial Information" contained later in this release for definitions of Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow. For additional financial information, including reconciliations to comparable GAAP measures, please refer to the supplemental schedules of selected financial information at the end of this release.

"We finished 2010 with another strong quarter, capping off what was a great year for Cardtronics," commented Steven Rathgaber, the Company's Chief Executive Officer. Mr. Rathgaber continued, "For the full-year 2010, our revenues grew by 8% and our Adjusted Net Income per diluted share grew by 47%. We also generated $54.0 million in Free Cash Flow for the year, enabling us to reduce our ratio of total debt outstanding to Adjusted EBITDA to 1.9 from 2.8 a year ago. We are certainly proud of these financial achievements, but also believe we have many opportunities to continue to drive significant revenue and earnings growth in 2011 and beyond. With our leading network of ATMs placed in prime retail locations, increased focus on driving organic transaction and revenue growth and continued operational execution, we believe that we are well-positioned to continue to create significant shareholder value."

RECENT HIGHLIGHTS

  Expansion of the Company's bank branding agreement with PNC Bank to place 135 ATMs in CVS/pharmacy stores across Indiana.
  Execution of a master service agreement with a major bank, allowing for the Company to provide multiple services including bank branding.
  Execution of a multi-year agreement with a leading supermarket chain in the Northeast, to provide a full suite of ATM management services to over 80 high-volume ATMs by the third quarter of 2011.
  Execution of an agreement with EZCORP, a leading provider of specialty consumer financial services, to place ATMs in up to 270 locations.
  Execution of an agreement with Univision Prepaid Card, under which the Company will provide Univision's prepaid cardholders with unlimited free access to ATMs in the Company's Allpoint Network. A significant media campaign for the new cards has been launched on the Univision broadcast networks in the first quarter of 2011, highlighting the Allpoint Network's ubiquitous tie to the program.
  Execution of a multi-year agreement with North Carolina-based BB&T, one of the largest banking institutions in the U.S., to provide surcharge-free ATM access to its Florida and Texas banking clients through the Company's Allpoint Network.
  Addition of over 2,500 ATMs in Mexico to the Company's Allpoint Network, providing U.S. Allpoint members with expanded benefits through convenient, surcharge-free ATM access while they travel to Mexico. This expansion grows the Allpoint Network reach to over 43,000 ATMs in the U.S., U.K., Puerto Rico, Australia and, now, Mexico.
  Partnership with i-design, a United Kingdom-based provider of marketing platforms for self-service devices, to bring third-party advertising to the Company's ATMs.
  Finalization of a relationship with Softgate Systems (formerly IPP) to provide next-day bill payment capabilities on the Company's 2,200 multi-function financial services kiosks in 7-Eleven retail locations, significantly increasing customer access for next-day bill payments to over 40,000 billers nationwide.
  Launch of a second cash depot in Manchester, U.K., which brings the number of ATMs that the Company provides cash-in-transit services to approximately 1,380 ATMs in the U.K., up from approximately 780 at the end of 2009.
  Execution of an agreement in the U.K. to obtain over 100 high-transacting ATMs in Northern Ireland.
  Execution of the first managed services agreement in the U.K., with Yorkshire Building Society, a U.K. financial services institution, to take over the management of Yorkshire's 20 ATMs.

FOURTH QUARTER RESULTS

For the fourth quarter of 2010, consolidated revenues totaled $134.7 million, representing an 8% increase from the $124.8 million in revenues generated during the fourth quarter of 2009. The 8% year-over-year increase reflects 12% revenue growth in the Company's core business operations, which was driven by a combination of increases in transactions per machine, increased revenues from managed services agreements, year-over-year surcharge rate increases implemented in the United States, and unit growth in the Company's United Kingdom and Mexico operating segments. Additionally, the Company continued to grow revenues in its leading surcharge-free network, Allpoint, with continued growth of its customer base.

Adjusted EBITDA for the fourth quarter of 2010 totaled $32.8 million, compared to $27.6 million during the fourth quarter of 2009, and Adjusted Net Income totaled $11.0 million ($0.26 per diluted share) compared to $7.0 million ($0.17 per diluted share) during the fourth quarter of 2009. These increases were primarily attributable to the increase in revenues (discussed above), the Company's ability to leverage its fixed-cost infrastructure to generate strong margins from those higher revenues, and the reduced interest expense enabled by the refinancing of the Company's debt executed in the previous quarter. Specific costs excluded from Adjusted EBITDA and Adjusted Net Income are detailed in a reconciliation included at the end of this press release.

GAAP Net Income for the fourth quarter of 2010 totaled $8.0 million, compared to $1.5 million during the same quarter in 2009. The year-over-year increase was attributable to the factors identified in the discussion of Adjusted EBITDA and Adjusted Net Income above.

FULL-YEAR RESULTS

Revenues totaled $532.1 million for the year ended December 31, 2010, representing an 8% increase over the $493.4 million in revenues recorded during the year ended December 31, 2009. As was the case with the Company's quarterly results, the year-over-year increase in revenues was primarily attributable to revenue growth in its core business operations, slightly offset by a decline in the Company's merchant-owned account base.

Adjusted EBITDA totaled $130.8 million for the year ended December 31, 2010, representing a 19% increase over the $110.4 million in Adjusted EBITDA for 2009, and Adjusted Net Income totaled $41.2 million ($1.00 per diluted share) for 2010, which represented a 51% increase from the $27.3 million ($0.68 per diluted share) generated during 2009. Increases in both Adjusted EBITDA and Adjusted Net Income were primarily due to the same factors noted above for the Company's quarterly results and because of reduced operating costs per unit compared to the same period in the prior year.

GAAP Net Income for the year ended December 31, 2010 totaled $41.0 million, compared to $5.3 million during 2009. The results for the year ended December 31, 2010 include certain non-recurring items associated with the Company's financing activities and reversal of domestic deferred tax asset valuation allowances during the year. Excluding these one-time effects, the improvement in the Company's GAAP results was primarily driven by the same factors outlined above with respect to Adjusted EBITDA and Adjusted Net Income.

GUIDANCE

Below is the Company's financial guidance for the fiscal year ending December 31, 2011, which is consistent with what was previously issued:

  Revenues of $559.0 million to $569.0 million;
  Overall gross margins of approximately 32.5% to 32.9%;
  Adjusted EBITDA of $136.0 million to $141.0 million;
  Depreciation and accretion expense of $45.0 to $45.8 million;
  Cash interest expense of $19.0 million;
  Adjusted Net Income of $1.14 to $1.20 per diluted share, based on approximately 41.9 million to 42.3 million weighted average diluted shares outstanding; and
  Capital expenditures of approximately $50.0 million, net of noncontrolling interests.

The above Adjusted EBITDA and Adjusted Net Income guidance excludes the impact of $8.1 million of anticipated stock-based compensation expense and $15.2 million of expected intangible asset amortization expense, both on a pretax basis. Additionally, the above guidance is based on average foreign currency exchange rates of $1.50 U.S. to £1.00 U.K. and $13.00 Mexican pesos to $1.00 U.S.

For reconciliations of Adjusted EBITDA and Adjusted Net Income to comparable GAAP measures, please refer to the supplemental schedules at the end of this release.

LIQUIDITY

The Company continues to maintain a very strong liquidity position, with $124.5 million in available borrowing capacity under the Company's $175.0 million revolving credit facility as of December 31, 2010. The Company's outstanding indebtedness as of December 31, 2010 consisted of $200.0 million in senior subordinated notes due 2018, $46.2 million in borrowings under its revolving credit facility due 2015, and $8.6 million in equipment financing notes associated with its majority-owned Mexico subsidiary.

In January 2011, the Company significantly expanded and extended the terms of the interest rate hedging program it utilizes to stabilize its vault cash rental costs in the United States. Further details on the changes in the Company's interest rate hedging program in the United States are included in a schedule shown on page 10 of this release.

DISCLOSURE OF NON-GAAP FINANCIAL INFORMATION

EBITDA, Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow are non-GAAP financial measures provided as a complement to results prepared in accordance with accounting principles generally accepted within the United States of America ("GAAP") and may not be comparable to similarly-titled measures reported by other companies. Management believes that the presentation of these measures and the identification of unusual, non-recurring, or non-cash items enhance an investor's understanding of the underlying trends in the Company's business and provide for better comparability between periods in different years.

Adjusted EBITDA excludes depreciation, accretion, and amortization expense as these amounts can vary substantially from company to company within the Company's industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired.  During the year ended December 31, 2010, as a result of certain financing activities, the Company recorded a $7.2 million charge associated with the early extinguishment of debt and a $7.3 million charge to write off certain unamortized deferred financing costs and bond discounts related to the instruments retired. These charges have been excluded from EBITDA, Adjusted EBITDA, and Adjusted Net Income as the Company views these charges as one-time, non-recurring events specifically related to the Company's decision to improve its capital structure and financial flexibility and not related to the Company's ongoing operations. Furthermore, management feels the inclusion of such a charge in EBITDA would not contribute to management's understanding of the operating results and effectiveness of its business. Since Adjusted EBITDA and Adjusted Net Income exclude certain non-recurring or non-cash items, these measures may not be comparable to similarly-titled measures employed by other companies. Free Cash Flow is cash provided by operating activities less payments for capital expenditures, including those financed through direct debt. The non-GAAP financial measures presented herein should not be considered in isolation or as a substitute for operating income, net income, cash flows from operating, investing, or financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

A reconciliation of Net Income Attributable to Controlling Interests to EBITDA, Adjusted EBITDA, and Adjusted Net Income and a calculation of Free Cash Flow are presented in tabular form at the end of this press release.

CONFERENCE CALL INFORMATION

The Company will host a conference call today, Thursday, February 10, 2011, at 4:30 p.m. Central Time (5:30 p.m. Eastern Time) to discuss its financial results for the quarter and the year ended December 31, 2010. To access the call, please call the conference call operator at:

Dial in: (877) 303-9205

Alternate dial-in: (760) 536-5226

Please call in fifteen minutes prior to the scheduled start time and request to be connected to the "Cardtronics Fourth Quarter Earnings Conference Call." Additionally, a live audio webcast of the conference call will be available online through the investor relations section of the Company's website at http://www.cardtronics.com.

A digital replay of the conference call will be available through Thursday, February 24, 2011, and can be accessed by calling (800) 642-1687 or (706) 645-9291 and entering 38568472 for the conference ID. A replay of the conference call will also be available online through the Company's website subsequent to the call through March 10, 2011.

ABOUT CARDTRONICS

Cardtronics (Nasdaq:CATM) is the world's largest non-bank owner of ATMs. The Company operates over 34,100 ATMs in the United States, the United Kingdom, Mexico, and the Caribbean, primarily with well-known retailers such as 7-Eleven®, Chevron®, Costco®, CVS®/pharmacy, ExxonMobil®, Hess®, Rite Aid®, Safeway®, Target®, and Walgreens®. Cardtronics also assists in the operation of approximately 2,900 ATMs under managed services contracts with customers such as Kroger®, Travelex®, and Circle K®. In addition to its retail ATM operations, the Company provides services to large and small banks, credit unions, and prepaid card issuers allowing them to place their brands on over 11,900 Cardtronics' ATMs and providing surcharge-free access through Cardtronics' Allpoint Network. For more information, visit http://www.cardtronics.com.

The Cardtronics logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=991

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give the Company's current expectations or forecasts of future events, future financial performance, strategies, expectations, competitive environment, regulation, and availability of resources. The forward-looking statements contained in this release include, among other things, statements concerning projections, predictions, expectations, estimates or forecasts as to the Company's business, financial and operational results and future economic performance, and statements of management's goals and objectives and other similar expressions concerning matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

  the Company's financial outlook and the financial outlook of the ATM industry;
  the Company's ability to respond to recent and future regulatory changes that may impact the ATM and financial services industries;
  the Company's ability to respond to potential reductions in the amount of interchange fees that it receives from global and regional debit networks for transactions conducted on its ATMs;
  the Company's ability to provide new ATM solutions to financial institutions;
  the Company's ATM vault cash rental needs, including potential liquidity issues with its vault cash providers;
  the implementation of the Company's corporate strategy, including successful implementation of certain strategic organizational changes that were recently initiated;
  the Company's ability to compete successfully with new and existing competitors;
  the Company's ability to renew and strengthen its existing customer relationships and add new customers;
  the Company's ability to meet the service levels required by its service level agreements with its customers;
  the Company's ability to pursue and successfully integrate acquisitions;
  the Company's ability to successfully manage its existing international operations and to continue to expand internationally;
  the Company's ability to prevent security breaches;
  the Company's ability to manage the risks associated with its third-party service providers failing to perform their contractual obligations;
  the Company's ability to manage concentration risks with key vendors and service providers;
  changes in interest rates and foreign currency rates; and
  the additional risks the Company is exposed to in its armored transport business.

Other factors that could cause the Company's actual performance or results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. You should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking statements speak only as of the date the statements are made and are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information.

Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2010 and 2009
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands, except share and per share information)
Revenues:
ATM operating revenues	$132,563	$122,002	$522,900	$483,138
ATM product sales and other revenues	2,186	2,755	9,178	10,215
Total revenues	134,749	124,757	532,078	493,353
Cost of revenues:
Cost of ATM operating revenues (exclusive of depreciation, accretion, and amortization shown separately below)	89,171	82,620	351,490	333,907
Cost of ATM product sales and other revenues	1,970	2,922	8,902	10,567
Total cost of revenues	91,141	85,542	360,392	344,474
Gross profit	43,608	39,215	171,686	148,879
Operating expenses:
Selling, general, and administrative expenses (1)	11,647	10,878	44,581	41,527
Depreciation and accretion expense	11,373	9,860	42,724	39,420
Amortization expense	3,904	5,480	15,471	18,916
Loss on disposal of assets	807	1,185	2,647	6,016
Total operating expenses	27,731	27,403	105,423	105,879
Income from operations	15,877	11,812	66,263	43,000
Other expense:
Interest expense, net	4,933	7,305	26,629	30,133
Amortization of deferred financing costs and bond discounts	211	618	2,029	2,395
Write-off of deferred financing costs and bond discounts	—	—	7,296	—
Redemption costs for early extinguishment of debt	—	—	7,193	—
Other (income) expense	(705)	1,244	(878)	456
Total other expense	4,439	9,167	42,269	32,984
Income before income taxes	11,438	2,645	23,994	10,016
Income tax expense (benefit) (2)	3,438	961	(17,139)	4,245
Net income	8,000	1,684	41,133	5,771
Net (loss) income attributable to noncontrolling interests	(28)	225	174	494
Net income attributable to controlling interests and available to common shareholders	$8,028	$1,459	$40,959	$5,277

Net income per common share – basic	$0.19	$0.04	$0.98	$0.13
Net income per common share – diluted	$0.19	$0.03	$0.96	$0.13

Weighted average shares outstanding – basic	41,023,404	39,600,166	40,347,194	39,244,057
Weighted average shares outstanding – diluted	41,822,811	40,910,286	41,059,381	39,896,366
_____________________

(1) Selling, general, and administrative expenses for the twelve month period ended December 31, 2010 include $1.0 million of costs associated with the preparation and filing of a shelf registration statement and the completion of two secondary equity offerings and $0.7 million in accrued severance costs associated with the Company's recent management reorganization. Additionally, it includes approximately $0.2 million and $1.5 million for the three and twelve month periods ended December 31, 2010, respectively, in incremental stock-based compensation expense (when compared to the same periods in the prior year. The twelve month period ended December 31, 2009 includes $1.2 million in severance costs associated with the departure of the Company's former Chief Executive Officer in March 2009.
(2) Income tax benefit for the twelve month period ended December 31, 2010 includes $27.2 million in benefits related to the reversal of previously-established valuation allowances on the Company's domestic deferred tax assets.

Condensed Consolidated Balance Sheets
As of December 31, 2010 and December 31, 2009

	December 31, 2010	December 31, 2009
	(Unaudited)
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$3,189	$10,449
Accounts and notes receivable, net	20,270	27,700
Inventory	1,795	2,617
Restricted cash, short-term	4,466	3,452
Current portion of deferred tax asset, net	15,017	—
Prepaid expenses, deferred costs, and other current assets	10,222	8,850
Total current assets	54,959	53,068
Property and equipment, net	156,465	147,348
Intangible assets, net	74,799	89,036
Goodwill	164,558	165,166
Deferred tax asset, net	715	—
Prepaid expenses, deferred costs, and other assets	3,819	5,786
Total assets	$455,315	$460,404

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Current portion of long-term debt and notes payable	$3,076	$2,122
Capital lease obligations	—	235
Current portion of other long-term liabilities	24,493	26,047
Accounts payable and other accrued and current liabilities	71,425	73,608
Total current liabilities	98,994	102,012
Long-term liabilities:
Long-term debt, net of related discounts	251,757	304,930
Deferred tax liability, net	10,268	12,250
Asset retirement obligations	26,657	24,003
Other long-term liabilities	23,385	18,499
Total liabilities	411,061	461,694
Stockholders' equity (deficit)	44,254	(1,290)
Total liabilities and stockholders' equity (deficit)	$455,315	$460,404

SELECTED INCOME STATEMENT DETAIL:

Total revenues by segment:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands)
United States	$106,764	$98,878	$423,109	$401,934
United Kingdom	21,882	20,302	82,583	73,096
Mexico	6,103	5,577	26,386	18,323
Total revenues	$134,749	$124,757	$532,078	$493,353

Breakout of ATM operating revenues:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands)
Surcharge revenues	$64,971	$62,163	$266,827	$254,503
Interchange revenues	40,883	39,055	159,273	149,908
Bank branding and surcharge-free network revenues	21,656	17,908	81,631	67,873
Managed services revenues	1,525	130	2,890	494
Other revenues	3,528	2,746	12,279	10,360
Total ATM operating revenues	$132,563	$122,002	$522,900	$483,138

Total cost of revenues by segment (exclusive of depreciation, accretion, and amortization):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands)
United States	$69,922	$67,125	$277,902	$279,582
United Kingdom	16,628	14,456	62,386	51,419
Mexico	4,591	3,961	20,104	13,473
Total cost of revenues	$91,141	$85,542	$360,392	$344,474

Breakout of cost of ATM operating revenues (exclusive of depreciation, accretion, and amortization):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands)
Merchant commissions	$41,097	$38,874	$166,377	$156,936
Vault cash rental expense	9,859	8,764	38,642	33,950
Other costs of cash	12,164	10,618	46,686	43,599
Repairs and maintenance	9,485	9,197	36,307	38,740
Communications	3,940	3,675	15,514	14,876
Transaction processing	867	1,512	4,942	6,431
Stock-based compensation	158	208	752	798
Other expenses	11,601	9,772	42,270	38,577
Total cost of ATM operating revenues	$89,171	$82,620	$351,490	$333,907

Breakout of selling, general, and administrative expenses:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands)
Employee costs	$6,069	$6,096	$24,720	$23,535
Stock-based compensation	1,275	1,036	5,284	3,822
Professional fees	1,625	1,099	5,711	4,674
Other	2,678	2,647	8,866	9,496
Total selling, general, and administrative expenses	$11,647	$10,878	$44,581	$41,527

Depreciation and accretion expense by segment:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands)
United States	$7,148	$6,586	$27,321	$26,824
United Kingdom	3,476	2,771	12,541	10,799
Mexico	749	503	2,862	1,797
Total depreciation and accretion expense	$11,373	$9,860	$42,724	$39,420

SELECTED BALANCE SHEET DETAIL:

Long-term debt and capital lease obligations:

	December 31, 2010	December 31, 2009
	(In thousands)
8.25% senior subordinated notes	$200,000	$ —
9.25% senior subordinated notes, net of discounts	—	297,242
Revolving credit facility	46,200	—
Equipment financing notes	8,633	9,810
Capital lease obligations	—	235
Total long-term debt and capital lease obligations	$254,833	$307,287

Share count rollforward:

Total shares outstanding as of December 31, 2009	40,900,532
Shares repurchased	(138,046)
Shares issued – restricted stock grants and stock options exercised	2,157,206
Shares forfeited – restricted stock	(87,250)
Total shares outstanding as of December 31, 2010	42,832,442

SELECTED CASH FLOW DETAIL:

Selected cash flow statement amounts:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands)
Cash provided by operating activities	$32,175	$26,990	$105,168	$74,874
Cash used in investing activities	(10,693)	(6,957)	(50,652)	(26,031)
Cash used in financing activities	(21,002)	(15,666)	(62,150)	(42,232)
Effect of exchange rate changes on cash	86	(59)	374	414
Net increase (decrease) in cash and cash equivalents	$566	$4,308	($7,260)	$7,025
Cash and cash equivalents at beginning of period	2,623	6,141	10,449	3,424
Cash and cash equivalents at end of period	$3,189	$10,449	$3,189	$10,449

DETAIL OF CHANGES IN INTEREST RATE HEDGING PROGRAM:

The following table shows the Company's interest rate hedging program in place in the United States before and after the changes made in January 2011:

	Notional Amounts
Year	United States		Weighted Average Fixed Rate
	Before	After	Before	After
	(In thousands)
2011	$625,000	$625,000	3.61%	3.61%
2012	$525,000	$750,000	3.66%	3.52%
2013	$275,000	$750,000	3.57%	3.36%
2014	$100,000	$750,000	3.61%	3.29%
2015	$ —	$550,000	—	3.27%
2016	$ —	$350,000	—	3.28%

Key Operating Metrics
For the Three and Twelve Months Ended December 31, 2010 and 2009
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Average number of transacting ATMs:
United States: Company-owned	18,471	18,181	18,272	18,190
United States: Merchant-owned	9,445	9,938	9,627	10,066
United Kingdom	2,944	2,687	2,832	2,606
Mexico	2,947	2,359	2,867	2,197
Average number of transacting ATMs: ATM operations	33,807	33,165	33,598	33,059
United States: Managed services (1)	2,862	1,631	2,239	1,508
Total average number of transacting ATMs	36,669	34,796	35,837	34,567

Total transactions (in thousands):
ATM operations	107,894	97,681	417,226	383,323
Managed services	4,591	2,318	14,133	9,042
Total transactions	112,485	99,999	431,359	392,365

Total cash withdrawal transactions (in thousands):
ATM operations	65,172	61,209	256,440	244,378
Managed services	3,051	1,896	10,471	7,488
Total cash withdrawal transactions	68,223	63,105	266,911	251,866

Per ATM per month amounts (excludes managed services):
Cash withdrawal transactions	643	615	636	616

ATM operating revenues	$1,292	$1,225	$1,290	$1,217
Cost of ATM operating revenues (2)	867	830	866	842
ATM operating gross profit (2) (3)	$425	$395	$424	$375

ATM operating gross margin (2) (3)	32.9%	32.2%	32.9%	30.8%

Capital expenditures (in thousands) (4)	$10,693	$9,013	$51,194	$28,530
Capital expenditures, net of noncontrolling interests (in thousands) (4)	$10,664	$7,495	$49,536	$25,799
___________________

(1)  Includes 1,692 and 1,704 ATMs for the three and twelve months ended December 31, 2010, respectively, and all ATMs for the three and twelve months ended December 31, 2009, for which the Company only provided EFT transaction processing services.
(2) Amounts presented exclude the effect of depreciation, accretion, and amortization expense, which is presented separately in the Company's consolidated statements of operations.
(3)  ATM operating gross profit and ATM operating gross margin are measures of profitability that use only the revenues and expenses that relate to operating ATMs in the Company's portfolio. Revenues and expenses from managed services and ATM equipment sales and other ATM-related services are not included.
(4) Capital expenditures include amounts financed by direct debt for the twelve month period ended December 31, 2010 and for the three and twelve month periods ended December 31, 2009.

Reconciliation of Net Income Attributable to Controlling Interests to EBITDA, Adjusted EBITDA, and
Adjusted Net Income
For the Three and Twelve Months Ended December 31, 2010 and 2009
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands, except share and per share amounts)
Net income attributable to controlling interests	$8,028	$1,459	$40,959	$5,277
Adjustments:
Interest expense, net	4,933	7,305	26,629	30,133
Amortization of deferred financing costs and bond discounts	211	618	2,029	2,395
Write-off of deferred financing costs and bond discounts	—	—	7,296	—
Redemption costs for early extinguishment of debt	—	—	7,193	—
Income tax expense (benefit)	3,438	961	(17,139)	4,245
Depreciation and accretion expense	11,373	9,860	42,724	39,420
Amortization expense	3,904	5,480	15,471	18,916
EBITDA	$31,887	$25,683	$125,162	$100,386

Add back:
Loss on disposal of assets (1)	807	1,185	2,647	6,016
Other income (2)	(760)	(194)	(1,004)	(982)
Noncontrolling interests (3)	(582)	(334)	(1,984)	(1,281)
Stock-based compensation expense (4)	1,423	1,240	5,998	4,617
Other adjustments to cost of ATM operating revenues	—	1	—	154
Other adjustments to selling, general, and administrative expenses (5)	—	—	—	1,463
Adjusted EBITDA	$32,775	$27,581	$130,819	$110,373
Less:
Interest expense, net (4)	4,824	7,219	26,161	29,811
Depreciation and accretion expense (4)	11,006	9,613	41,322	38,539
Income tax expense (at 35%) (6)	5,931	3,762	22,168	14,708
Adjusted Net Income	$11,014	$6,987	$41,168	$27,315

Adjusted Net Income per share	$0.27	$0.18	$1.02	$0.70
Adjusted Net Income per diluted share	$0.26	$0.17	$1.00	$0.68

Weighted average shares outstanding – basic	41,023,404	39,600,166	40,347,194	39,244,057
Weighted average shares outstanding – diluted	41,822,811	40,910,286	41,059,381	39,896,366
_________________

(1)  Primarily comprised of losses on the disposal of fixed assets that were incurred with the deinstallation of ATMs during the periods. The higher amounts during 2009 were primarily the result of certain optimization efforts taken during that year.
(2) Amounts exclude unrealized (gains) losses related to derivatives not designated as hedging instruments.
(3) Noncontrolling interests adjustment made such that Adjusted EBITDA includes only the Company's 51% ownership interest in the Adjusted EBITDA of its Mexico subsidiary.
(4) Amounts exclude 49% of the expenses incurred by the Company's Mexico subsidiary as such amounts are allocable to the noncontrolling interest shareholders.
(5)  For the twelve month period ended December 31, 2009, other adjustments to selling, general, and administrative expenses primarily consisted of severance costs associated with the departure of the Company's former Chief Executive Officer in
March 2009.
(6) 35% represents the Company's estimated long-term, cross-jurisdictional effective tax rate.

Reconciliation of Free Cash Flow
For the Three and Twelve Months Ended December 31, 2010 and 2009
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In thousands)
Cash provided by operating activities	$32,175	$26,990	$105,168	$74,874
Payments for capital expenditures:
Cash used in investing activities	(10,693)	(6,957)	(50,652)	(26,031)
Fixed assets financed by direct debt	—	(2,056)	(542)	(2,499)
Total payments for capital expenditures	(10,693)	(9,013)	(51,194)	(28,530)
Free cash flow	$21,482	$17,977	$53,974	$46,344

Reconciliation of Estimated Net Income to EBITDA, Adjusted EBITDA, and Adjusted Net Income
For the Year Ending December 31, 2011
(Unaudited)

	Estimated Range
	Full Year 2011
	(In millions)

Net income	$34.1	--	$37.1
Adjustments:
Interest expense, net	19.0	--	19.0
Amortization of deferred financing costs	1.0	--	1.0
Income tax expense	13.4	--	14.6
Depreciation and accretion expense	45.0	--	45.8
Amortization expense	15.2	--	15.2
EBITDA	$127.7	--	$132.7

Add back:
Noncontrolling interests	(1.8)	--	(1.8)
Loss on disposal of assets	2.0	--	2.0
Stock-based compensation expense	8.1	--	8.1
Adjusted EBITDA	$136.0	--	$141.0
Less:
Interest expense, net (1)	18.6	--	18.6
Depreciation and accretion expense (1)	43.7	--	44.5
Income tax expense (at 35%) (2)	25.8	--	27.2
Adjusted Net Income	$47.9	--	$50.7

Adjusted Net Income per diluted share	$1.14	--	$1.20

Weighted average shares outstanding – diluted	41.9	--	42.3

(1)Amounts exclude 49% of the expenses to be incurred by the Company's Mexico subsidiary as such amounts are allocable to the noncontrolling interest shareholders.
(2) 35% represents the Company's estimated long-term, cross-jurisdictional effective tax rate.
CONTACT:  Investors:
          Chris Brewster, Chief Financial Officer
          832-308-4128
          cbrewster@cardtronics.com

          Media:
          Tom Pierce, Chief Marketing Officer
          832-308-4111
          tpierce@cardtronics.com